Exhibit 107

Calculation of Filing Fee Tables

Form S-1
(Form Type)

Renatus Tactical Acquisition Corp I

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (2)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Units(1)	457(a)	20,125,000(3)	$10.00	$201,250,000	0.0001531	$30,811.38
Fees Previously Paid								—
Total Offering Amounts						$201,250,000		$30,811.38
Total Fees Previously Paid								—
Total Fee Offsets								—
Net Fee Due								$30,811.38

(1)	Each unit consisting of one Class A ordinary share and one-half of one redeemable public warrant.
(2)	Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(a) of the Securities Act.
(3)	Includes 2,625,000 units representing the underwriters’ over-allotment option.